Exhibit 10.58

AMENDMENT TO MANAGEMENT SERVICES AGREEMENT

THIS AMENDMENT TO MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of October 1, 1998, by and between SIERRA MEDICAL MANAGEMENT, INC., a Delaware corporation (“Manager”), and PEGASUS MEDICAL GROUP, INC., a California professional corporation (“GROUP”).

RECITALS

A.                                  GROUP and Manager entered into that certain Management Services Agreement dated as of October 31, 1997 (“Management Agreement”).

B.                                    The parties desire to amend and restate Exhibit D to the Management Agreement as follows:

EXHIBIT D - MANAGEMENT FEE

A.                                   Definitions

Cost of Medical Services means with respect to the GROUP, the aggregate compensation of GROUP’s employed physicians and physician extenders (e.g. physician assistants and nurse practitioners), charges incurred by the GROUP for independent contractor physicians, the cost of services ordered by GROUP through its physicians for managed care patients, the cost of GROUP’s employee benefits including, but not limited to, vacation pay, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of GROUP employees, sick pay, health care expenses, GROUP’s share of employment and payroll taxes, GROUP’s employees’ professional dues and all other expenses and payments required to be made by GROUP to or for physicians pursuant to physician employment and independent contractor agreements (including expense reimbursements, discretionary bonuses, incentives based on profitability or productivity, and payments paid and accrued or deferred).

Manager’s Costs means all operating and non-operating third party vendor and consultant expenses and costs, as well as expenses and costs directly related to Manager’s employees working at GROUP’s facility, incurred by Manager on behalf of GROUP in conjunction with the operation of the Practice.  These expenses and costs include, but are not limited to, direct labor costs (for all employees of Manager or its affiliates working at GROUP’s facility, and for any independent contractors or consultants to Manager or other third parties whose services are specifically retained primarily for the benefit of GROUP), indirect labor costs for services primarily for the benefit of GROUP, supplies, all amounts paid by Manager or GROUP to satisfy any obligations of GROUP to non-professional employees and third parties (other than for the Cost of Medical Services), obligations under any lease or purchase agreement or arrangement for which Manager has direct or indirect financial liability, and direct and indirect corporate overhead of GROUP.

Gross Revenues means all sums which are (i) attributed to GROUP (determined on an accrual basis) as compensation for the provision of medical services by GROUP employed and independent contractor physicians and physician extenders, including but not limited to all capitated income, all rights to receive GROUP’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to GROUP patients; and (ii) derived by GROUP or its employees other than from the provision of medical services, including but not limited to consulting services, insurance and legal recoveries, royalties and licensing payments, franchise payments, rents and lease payments, and proceeds from the sale of assets or the merger or other business combination of GROUP.

Net Pre-Tax Income means Gross Revenues less the sum of Manager’s Costs and the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

Net Pre-Tax Loss means any loss resulting after the deduction from Gross Revenues of Manager’s Costs and the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

Net Pre-Tax Profit means any profit resulting after the deduction from Gross Revenues of Manager’s Costs and the Cost of Medical Services after provision of any physician incentive payments but before provision for income taxes.

B.                                     Management Fee

Base Management Fee: for its services hereunder, which shall include the provision of all facilities and furniture, fixtures and equipment at the Premises and all non-physician employees of Manager who perform services at or for the Practice and all management services provided hereunder, Manager shall (i) retain that portion of the Gross Revenues which is equal to Manager’s Costs plus (ii) fifteen percent (15%) of Gross Revenues the (“Management Fee”).  Notwithstanding the foregoing, if, after the payment of Manager’s Costs as set forth in item (i) above, GROUP’s working capital is insufficient to meet GROUP’s liabilities or other obligations to the extent necessary to meet such obligations, the Management Fee provided for in item (ii) above shall be deferred until GROUP is able to meet all such obligations.  The Management Fee shall be reviewed on an annual basis by Manager’s Board of Directors to ensure that it remains consistent with the fair market value for the services rendered to GROUP by Manager.

Performance Incentive Bonus Payment: if, at the end of GROUP’s fiscal year, it is determined that GROUP has a Net Pre-Tax Profit for the year, Manager shall be entitled to a performance incentive bonus payment consistent with the fair market value of the services provided by Manager to Group (as determined on an annual basis by the Board of Directors of Manager), but no more than fifty percent (50%), of Net Pre-Tax Income in excess of eight percent (8%) of Net Pre-Tax Profits.

Performance Incentive Penalty Payment: if, at the end of GROUP’s fiscal year, it is determined that GROUP has a Net Pre-Tax Loss for the year, Manager shall be obligated to pay to GROUP (in the form a reduction in future management fees) a penalty payment in the amount of fifty percent (50%) of one hundred percent (100%) of such Net Pre-Tax Loss.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER		GROUP

SIERRA MEDICAL MANAGEMENT, INC.		PEGASUS MEDICAL GROUP, INC,

By:	/s/ R. Stewart Kahn	By:	/s/ Jacob Y. Terner
	R. Stewart Kahn,		Jacob Y. Terner, M.D.,
	Executive Vice President		Vice President